As filed with the Securities and Exchange Commission on October 31, 2016

Registration Nos. 333-177799,

333-181854, 333-193165,

333-202061 and 333-212710

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-177799

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-181854

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-193165

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-202061

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-212710

UNDER

THE SECURITIES ACT OF 1933

GROUPON, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 West Chicago Avenue, Suite 400 Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Groupon, Inc. 2012 Employee Stock Purchase Plan

Groupon, Inc. 2011 Incentive Plan

Groupon, Inc. 2010 Stock Plan

Groupon, Inc. 2008 Stock Option Plan

(Full title of the plan)

Dane Drobny

General Counsel and Corporate Secretary

Groupon, Inc.

600 West Chicago Avenue, Suite 400

Chicago, Illinois 60654

(Name and address of agent for service)

312-334-1579

(Telephone number, including area code, of agent for service)

copies to:

Steven J. Gavin, Esq.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

312-558-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Following Registration Statements on Form S-8 (the “Registration Statements”) of Groupon, Inc., a Delaware corporation (“Groupon” or the “Registrant”), and is being filed solely to deregister all securities of the Registrant that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

File No. 333-177799 as filed with the Securities and Exchange Commission (the “Commission”) on November 7, 2011 pertaining to the registration of 81,189,266 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) issuable under the Groupon, Inc. 2008 Stock Option Plan, the Groupon, Inc. 2010 Stock Plan and the Groupon, Inc. 2011 Incentive Plan (the “2011 Plan”).

File No. 333-181854 as filed with the Commission on June 4, 2012 pertaining to the registration of 10,000,000 shares of Class A Common Stock issuable under the Groupon, Inc. 2012 Employee Stock Purchase Plan.

File No. 333-193165 as filed with the Commission on January 3, 2014 pertaining to the registration of 15,000,000 shares of Class A Common Stock issuable under the 2011 Plan.

File No. 333-202061 as filed with the Commission on February 13, 2015 pertaining to the registration of 35,000,000 shares of Class A Common Stock issuable under the 2011 Plan.

File No. 333-212710 as filed with the Commission on July 28, 2016 pertaining to the registration of 50,000,000 shares of Class A Common Stock issuable under the 2011 Plan.

On October 31, 2016, all of the Registrant’s Class A Common Stock and Class B Common Stock, $0.0001 par value per share, automatically converted (the “Conversion”) into a single class of stock designated Common Stock, $0.0001 par value per share (the “Common Stock”) pursuant to the terms of the Registrant’s Sixth Amended and Restated Certificate of Incorporation, as amended from time to time. Each share of Common Stock issued in connection with the Conversion will have the same designations, rights, powers and preference as the Class A Common Stock prior to the Conversion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois on this 31st day of October 2016.

GROUPON, INC.

By:	/s/ Michael Randolfi
Michael Randolfi
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Rich Williams, Michael Randolfi and Dane Drobny his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Post-Effective Amendment on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rich Williams Rich Williams	Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2016

/s/ Michael Randolfi Michael Randolfi	Chief Financial Officer (Principal Financial Officer)	October 31, 2016

/s/ Brian C. Stevens Brian C. Stevens	Chief Accounting Officer and Treasurer (Principal Accounting Officer)	October 31, 2016

/s/ Michael Angelakis Michael Angelakis	Director	October 31, 2016

/s/ Peter J. Barris Peter J. Barris	Director	October 31, 2016

/s/ Robert J. Bass Robert J. Bass	Director	October 31, 2016

/s/ Jeffrey T. Housenbold Jeffrey T. Housenbold	Director	October 31, 2016

/s/ Bradley A. Keywell Bradley A. Keywell	Director	October 31, 2016

/s/ Theodore J. Leonsis Theodore J. Leonsis	Director	October 31, 2016

/s/ Eric Lefkofsky Eric Lefkofsky	Director	October 31, 2016

/s/ Ann E. Ziegler Ann E. Ziegler	Director	October 31, 2016